Exhibit 99.1

NEWS RELEASE
MEDIA CONTACT Robin J. Lampe Phone: 785.856.9350 INVESTOR CONTACT Darius G. Nevin Phone: 785.856.9368

PROTECTION ONE ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS

Cash balances increase $12.6 million in first quarter

Adjusted EBITDA increases 8.6%

Conference call scheduled for 10 a.m. Eastern time today to review results

LAWRENCE, Kan., May 8, 2009 — Protection One, Inc. (Nasdaq:PONE), one of the largest electronic security companies in the United States, today reported financial results for the first quarter ended March 31, 2009.  All comparisons below are to the quarter ended March 31, 2008 unless otherwise indicated.

Richard Ginsburg, Protection One’s president and chief executive officer, said, “We continue to benefit from a solid financial position and a high percentage of recurring revenue, which has enabled us to deliver consistency or improvements in several key metrics despite the economy. Our goals heading into 2009 included delivering growth in adjusted EBITDA and free cash flow.  I am pleased to report that adjusted EBITDA in the first quarter of 2009 increased 8.6% to $29.0 million.  Process improvements launched last year have resulted in a more efficient cost structure and improved operating results.  Partly as a result of remaining disciplined in our investing and focused on our goal of increasing cash flow during these challenging economic times, we added fewer new customers in the first quarter compared to the same period last year.  We did, however, continue to invest in developing our commercial sales capabilities, which we believe will create opportunities for growth with attractive returns when the economy emerges from the recession.  Finally, I would note that, as a result of more contribution from monitoring and service margins, combined with less investment in customer acquisitions as well as lower working capital requirements, we reduced net debt by $13.6 million in the quarter.  Our focus going forward will remain on prudent investing of our cash, debt reduction, continued year-over-year growth of adjusted EBITDA, and the exciting opportunities available in the commercial market.”

Adjusted EBITDA, Recurring Monthly Revenue (“RMR”), and net debt, as described in this release, are all non-GAAP financial measures and are described in greater detail in the attached schedules.  Please also see the attached schedules for a reconciliation of these non-GAAP measures.

First Quarter Results

Consolidated revenue in the first quarter of 2009 increased 1.6% to $93.0 million as a result of increases in Wholesale monitoring revenue as well as in Retail installation revenue, which arose from higher amortization of previously deferred revenue.

Operating income increased to $8.5 million from $2.2 million in the first quarter of 2008 mostly due to lower amortization and depreciation expense.  In addition, higher contribution from monitoring and service revenue more than offset an increase in general and administrative expenses from elevated employee benefit, bad debt, and legal costs.

The Company’s net loss in the first quarter improved to $(2.8) million, or $(0.11) per share, from $(23.1) million, or $(0.91) per share, during the same period in 2008, when the Company incurred a $12.8 million loss on retirement of debt.  Higher operating income in the first quarter of 2009 also contributed to the improvement.

Non-GAAP Results

Adjusted EBITDA

Adjusted EBITDA in the first quarter of 2009 improved 8.6% to $29.0 million from $26.8 million in the first quarter of 2008 due to increases in Retail and Wholesale monitoring and service gross margins and a reduction in net costs incurred in Retail customer acquisition activities.  Higher general and administration costs partly offset the positive impact of the aforementioned items.  The Retail reporting unit lowered monitoring and service direct costs by 13% on a consistent revenue base, and the Wholesale reporting unit increased monitoring and service revenue by 9% while keeping costs flat.

Net Debt

On March 31, 2009, the Company had $51.5 million of cash and cash equivalents, with excess cash and cash equivalents invested in United States treasury portfolios.  As of May 1, 2009, the Company also had $19.7 million available for borrowing under its revolving credit facility.

The Company’s total debt and capital leases, excluding debt premiums, was $521.6 million as of March 31, 2009, compared to $522.6 million as of December 31, 2008.

During the first quarter of 2009, the Company’s net debt decreased $13.6 million to $470.0 million due to lower working capital requirements, higher adjusted EBITDA, and fewer opportunities to invest in new customers.

See “Non-GAAP Reconciliations” in the attached schedules for a reconciliation of net debt to reported debt and cash and cash equivalents.

Recurring Monthly Revenue and Attrition

The Company’s Retail reporting unit ended the first quarter of 2009 with RMR of $20.4 million, $36,000 lower than one year earlier.  Annualized net Retail attrition in the first quarter of 2009 improved slightly to 10.6% from 10.8% in the first quarter of 2008.   The improvement is due to lower attrition in the Company’s acquired IASG portfolio which was offset by an increase in non-IASG RMR attrition.  The Retail reporting unit added $450,000 of RMR in the first quarter of 2009 compared to $589,000 a year ago.  The Company expects total RMR additions in 2009 to be lower than additions in 2008 in part because of reduced commercial and consumer investment opportunities due to economic conditions as well as the Company’s disciplined approach to investing in new customers.  Net costs incurred related to RMR additions were $12.6 million in the first quarter of 2009 compared to $18.4 million for the same period in 2008, which included approximately $1.8 million for the analog to digital wireless upgrade.  The Wholesale reporting unit ended the first quarter of 2009 with $4.0 million of RMR, up from $3.7 million one year earlier, attributable to growth in its largest customers.  Annualized Wholesale attrition in the first quarter was 19.8% compared to 21.1% in the first quarter of 2008, when more account portfolios were sold by dealers.  Wholesale RMR is subject to significant change depending on the decisions of its largest customers.  RMR as of March 31, 2009 at the Company’s Multifamily reporting unit was $2.1 million compared to $2.4 million one year earlier as several large customers elected to cancel services due to their financial hardships.  In addition, given the challenging environment for multifamily properties, the Company decided last year to focus its Multifamily reporting unit on serving existing customers rather than on pursuing growth from new customers.

See “Non-GAAP Reconciliations” in the attached schedules for a reconciliation of RMR to reported revenue and the “Supplemental Financial Information” in the attached schedules for the definition of net attrition.

Segment Descriptions

The Company’s Retail segment directly sells, installs, monitors and maintains electronic security and life safety systems for residential and commercial customers.  As of March 31, 2009, the Company served approximately 565,000 Retail customers.

The Company’s Wholesale business, CMS, contracts with independent security alarm dealers nationwide to provide alarm system monitoring services to residential and business customers.  As of March 31, 2009, this unit served approximately 4,600 dealers by monitoring almost one million homes and businesses on their behalf.

The Company’s Multifamily business unit provides monitoring and maintenance of electronic security systems for tenants of multifamily residences under long-term contracts with building owners and managers.  As of March 31, 2009, Multifamily monitored approximately 219,000 units in more than 1,400 rental properties.

See the attached schedules for additional information regarding the financial performance of the Company’s segments.

Conference Call and Webcast

Protection One will host a conference call and audio webcast today at 10 a.m. EDT to review these results. The call may be accessed by dialing (877) 627-6511 (inside the United States and

Canada) or via a webcast at www.ProtectionOne.com. The reference code associated with the call is 4516456.

A webcast replay will be available shortly after the call at www.ProtectionOne.com. A telephonic replay of the call also will be available through May 15, 2009. To listen to the telephonic replay, dial (888) 203-1112 and enter the following passcode: 4516456.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.”  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning or their negatives.  Forward-looking statements may describe our future plans, objectives, expectations or goals, including, but not limited to, with respect to our earnings and financial condition, RMR additions, attrition, investment in acquiring new customers, debt levels and liquidity. Our actual results may differ materially from those discussed here as a result of numerous factors, including, but not limited to, our substantial debt obligations, net losses and competition.  See our Quarterly Report on Form 10-Q for the period ended March 31, 2009, which is expected to be filed with the SEC on May 11, 2009, and our Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on March 16, 2009, for a further discussion of factors affecting our performance.  Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

Protection One is one of the largest vertically integrated national providers of sales, installation, monitoring, and maintenance of electronic security systems to homes and businesses and has been recognized as one of “America’s Most Trustworthy Companies” by Forbes.com. Network Multifamily, Protection One’s wholly owned subsidiary, is the largest security provider to the multifamily housing market. The Company also owns the nation’s largest provider of wholesale monitoring services, the combined operations of CMS and Criticom International. For more information about Protection One, visit www.ProtectionOne.com.

PROTECTION ONE, INC.

and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	Three Months
	Ended March 31,
(in thousands, except per share amounts)	2009	2008
Revenue
Monitoring and related services	$83,533	$82,826
Installation and other	9,469	8,751
Total revenue	93,002	91,577

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring and related services	25,746	28,429
Installation and other	12,041	11,210
Total cost of revenue (exclusive of amortization and depreciation shown below)	37,787	39,639

Selling expense	13,063	13,430
General and administrative expense	21,323	19,266
Amortization and depreciation	12,349	17,033
Total operating expenses	46,735	49,729
Operating income	8,480	2,209

Other expense (income)
Interest expense	11,120	12,563
Interest income	(17)	(319)
Loss on retirement of debt	—	12,788
Other	—	(23)
Total other expense	11,103	25,009
Loss before income taxes	(2,623)	(22,800)

Income tax expense	178	278
Net loss	$(2,801)	$(23,078)

Other comprehensive loss, net of tax
Unrealized gain on cash flow hedging instruments	341	67
Comprehensive loss	$(2,460)	$(23,011)

Basic and diluted net loss per common share (a)	$(0.11)	$(0.91)

Weighted average common shares outstanding	25,317	25,307

(a) - Options are not included in the computation of diluted loss per share because to do so would have been antidilutive for each of the periods presented.

PROTECTION ONE, INC.

and Subsidiaries

Supplemental Financial Information

(unaudited)

	Three Months
	Ended March 31,
(in thousands)	2009	2008
Segment Information

Retail
Revenue
Monitoring and related services	$63,717	$63,518
Installation and other	8,950	8,354
Total revenue	72,667	71,872

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring and related services	17,203	19,749
Installation and other	11,208	10,564
Total cost of revenue (exclusive of amortization and depreciation shown below)	28,411	30,313

Selling expense	12,394	12,493
General and administrative expense	17,638	14,965
Amortization of intangibles and depreciation expense	10,280	13,496
Total operating expenses	40,312	40,954

Operating income	$3,944	$605
Operating margin	5.4%	0.8%

Wholesale
Revenue
Monitoring and related services	$12,579	$11,518
Other	184	317
Total revenue	12,763	11,835

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring and related services	6,769	6,801

Selling expense	457	548
General and administrative expense	2,316	2,280
Amortization of intangibles and depreciation expense	1,201	2,003
Total operating expenses	3,974	4,831

Operating income	$2,020	$203
Operating margin	15.8%	1.7%

Multifamily
Revenue
Monitoring and related services	$7,237	$7,790
Installation and other	335	80
Total revenue	7,572	7,870

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring and related services	1,774	1,879
Installation and other	833	646
Total cost of revenue (exclusive of amortization and depreciation shown below)	2,607	2,525

Selling expense	212	389
General and administrative expense	1,369	2,021
Amortization of intangibles and depreciation expense	868	1,534
Total operating expenses	2,449	3,944

Operating income	$2,516	$1,401
Operating margin	33.2%	17.8%

PROTECTION ONE, INC.

and Subsidiaries

Supplemental Financial Information (cont.)

(unaudited)

	Three Months
	Ended March 31,
(in thousands)	2009	2008
Supplemental Financial Information

FAS 123(R) Expense in G&A
Retail	$314	$366
Wholesale	—	—
Multifamily	—	—
FAS 123(R) expense in G&A	314	366

Amortization of Deferred Costs in Excess of Amort. of Deferred Rev.
Retail	$7,289	$6,551
Wholesale	—	—
Multifamily	544	520
Amort. of deferred costs in excess of amort. of deferred rev.	7,833	7,071

Investment in New Accounts and Rental Equipment, Net
Retail	$5,261	$10,263
Wholesale	—	—
Multifamily	951	1,035
Investment in new accounts and rental equipment, net	6,212	11,298

Property Additions, Exclusive of Rental Equipment, Net
Retail	$995	$999
Wholesale	193	282
Multifamily	—	34
Property additions, exclusive of rental equipment, net	1,188	1,315

PROTECTION ONE, INC.

and Subsidiaries

Supplemental Financial Information (cont.)

(unaudited)

	Three Months
	Ended March 31,
(in thousands)	2009	2008
Supplemental Financial Information (Non-GAAP)

Recurring Monthly Revenue (RMR)	$26,475	$26,622

RMR Rollforward - Retail
Beginning RMR	$20,543	$20,628
RMR additions from direct sales	450	585
RMR additions from account purchases	—	4
RMR losses	(682)	(700)
Price increases and other	122	(48)
Ending RMR	$20,433	$20,469

RMR Rollforward - Wholesale
Beginning RMR	$3,998	$3,615
RMR additions from direct sales	186	317
RMR losses	(197)	(193)
Price increases and other	—	2
Ending RMR	$3,987	$3,741

RMR Rollforward - Multifamily
Beginning RMR	$2,205	$2,463
RMR additions from direct sales	27	38
RMR losses	(185)	(107)
Price increases and other	8	18
Ending RMR	$2,055	$2,412

RMR Rollforward - Consolidated
Beginning RMR	$26,746	$26,706
RMR additions from direct sales	663	940
RMR additions from account purchases	—	4
RMR losses	(1,064)	(1,000)
Price increases and other	130	(28)
Ending RMR	$26,475	$26,622

	Annualized Three Months
	Ended March 31,
RMR Attrition	2009	2008

RMR Attrition - Gross
Retail	13.3%	13.6%
Wholesale	19.8%	21.1%
Multifamily	34.9%	17.5%

RMR Attrition - Net (a)
Retail	10.6%	10.8%

(a) Attrition excluding price decreases and net of new owners and moves

	March 31,	March 31,
Monitored Sites	2009	2008

Retail Monitored Sites	564,776	596,053

Wholesale Monitored Sites	987,748	893,882

Multifamily Monitored Sites	218,752	268,548

PROTECTION ONE, INC.

and Subsidiaries

Non-GAAP Reconciliations

(unaudited)

Recurring Monthly Revenues (RMR)

RMR is the sum of all the monthly revenue we are entitled to receive under contracts with customers in effect at the end of a period.

A reconciliation of RMR to Protection One, Inc.’s reported total revenue follows:

	Three Months
	Ended March 31,
(in thousands)	2009	2008

RMR at March 31	$26,475	$26,622
Amounts excluded from RMR:
Amortization of deferred revenue	1,194	1,043
Installation and other revenue (a)	3,322	3,039
Revenue (GAAP basis)
March	$30,991	$30,704
January - February	62,011	60,873
Total period revenue	$93,002	$91,577

(a)  Revenue that is not pursuant to periodic contractual billings

The Company believes the presentation of RMR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from customer fees produced by a monitored security alarm company such as Protection One, Inc.  Management monitors RMR, among other things, to evaluate the Company’s ongoing performance.

Adjusted EBITDA

A reconciliation of Adjusted EBITDA to Protection One, Inc.’s reported loss before income taxes follows:

	Three Months
	Ended March 31,
(in thousands)	2009	2008

Loss before income taxes	$(2,623)	$(22,800)
Plus:
Interest expense, net	11,103	12,244
Amortization and depreciation expense	12,349	17,033
Amort. of deferred costs in excess of amort. of deferred revenue	7,833	7,071
Stock based compensation expense	314	366
Other costs	68	72
Loss on retirement of debt	—	12,788
Less:
Other income	—	(23)
Adjusted EBITDA	$29,044	$26,751

Adjusted EBITDA is used by management and reviewed by the Board of Directors in evaluating segment performance and determining how to allocate resources across segments for investments in customer acquisition activities, capital expenditures and spending in general.  The Company believes it is also utilized by the investor community which follows the security monitoring industry.  Adjusted EBITDA is useful because it allows investors and management to evaluate and compare operating results from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.  Specifically, Adjusted EBITDA allows the chief operating decision maker to evaluate segment results of operations, including operating performance of monitoring and service activities, effects of investments in creating new customer relationships, and sales and installation of security systems, without the effects of non-cash amortization and depreciation.  This information should not be considered an alternative to any measure of performance as promulgated under GAAP, such as loss before income taxes or cash flow from operations.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing the consolidated financial performance of the Company.  See the table above for the reconciliation of Adjusted EBITDA to consolidated loss before income taxes.  The Company’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.

Net Debt reconciled to GAAP measures

	March 31,	December 31
(in thousands)	2009	2008

Senior credit facility, maturing March 31, 2012, variable	$291,000	$291,750
Senior secured notes, maturing November 2011, fixed 12.00%, face value	115,345	115,345
Unsecured term loan, maturing March 14, 2013, variable	110,340	110,340
Capital leases	4,883	5,140
	$521,568	$522,575

Less cash and cash equivalents	(51,522)	(38,883)
Net Debt	$470,046	$483,692

Net Debt is utilized by management as a measure of the Company’s financial leverage and the Company believes that investors also may find Net Debt to be helpful in evaluating the Company’s financial leverage.  This supplemental non-GAAP information should be viewed in conjunction with the Company’s consolidated balance sheets in the Company’s report on Form 10-Q for the period ended March 31, 2009.  While not included in Net Debt, the Company also had notes receivable due from its Wholesale dealers of approximately $4.0 million and $4.2 million as of March 31, 2009 and December 31, 2008, respectively.